NEWS RELEASE

THE LACLEDE GROUP

720 Olive Street, St. Louis, MO 63101

CONTACT: George L. Csolak

(314) 342-0652

FOR IMMEDIATE RELEASE

Non-Utility Businesses Provide

2005 Earnings Growth for The Laclede Group

ST. LOUIS, MO, October 27, 2005 -- The Laclede Group (NYSE: LG) today released earnings results for its fiscal year ended September 30, 2005.

Consolidated earnings were $40.1 million, an increase of $4.0 million, or approximately 11% over earnings reported for fiscal 2004. Earnings per share were $1.90 for fiscal 2005 as compared to $1.82 last year.

Laclede Group's year-over-year increases came from its non-regulated subsidiaries -- SM&P Utility Resources, Inc. (SM&P), which specializes in locating and marking underground facilities; and Laclede Energy Resources, Inc. (LER), its non-utility gas marketing business.

SM&P's earnings increased significantly in fiscal 2005 compared to the prior year due to the attainment of substantial new business in both existing and new markets. In addition, SM&P re-engineered many processes to facilitate profitable growth, including training methods, mentoring programs, quality assurance and leadership development initiatives.

LER's results also improved in fiscal 2005, with a $1.4 million increase in earnings over the previous year primarily due to higher sales volumes, which grew 39% during the same period as a result of increased interstate pipeline wholesale transactions.

Laclede Gas Company's fiscal 2005 earnings decreased by approximately $1.6 million, reflecting increased operating expenses, lower sales volumes of natural gas due to conservation and continued warmer than normal weather, and the effect of lower non-operating income this year related to the liquidation and sale of the Company's interest as a policyholder in a mutual insurance company.

Offsetting these factors were an increase in earnings from off-system sales and release of pipeline capacity, as well as recovery of certain mandated distribution costs through the Infrastructure System Replacement Surcharge.

The Company is keenly aware of the impact of rising energy prices this year on consumers, including natural gas prices. In that regard, Laclede continually seeks to acquire and manage its supplies in a manner designed to mitigate gas cost volatility on its customers while assuring reliability of supply.

To help manage this year's winter heating bills, Laclede Gas recommends that customers sign up for Budget Billing, weatherize their premises, and have their heating equipment inspected and maintained by a qualified service provider. The Utility is also making available approximately $1.5 million for energy assistance and a weatherization program to low-income households in its service area. For additional information on these and other programs, we encourage customers to visit our website (www.lacledegas.com).

For further details concerning The Laclede Group's fiscal 2005 results, see the accompanying unaudited Statements of Consolidated Income.

Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-Q for the quarter ended June 30, 2005, filed with the Securities and Exchange Commission.

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UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.

(Thousands, Except Per Share Amounts)
	Three Months Ended September 30,		Twelve Months Ended September 30,
	2005	2004	2005	2004

OPERATING REVENUES
Regulated
Gas distribution	$ 89,575	$ 84,787	$ 978,195	$ 868,905
Non-Regulated
Services	44,568	34,468	141,478	104,239
Gas marketing	131,765	77,390	469,559	270,328
Other	757	1,023	7,800	6,848
Total operating revenues	266,665	197,668	1,597,032	1,250,320

OPERATING EXPENSES
Regulated
Natural and propane gas	46,284	43,277	676,931	575,691
Other operation expenses	31,868	30,894	125,364	121,596
Maintenance	5,172	5,036	19,226	18,705
Depreciation and amortization	6,117	5,270	23,036	22,385
Taxes, other than income taxes	7,361	8,330	62,859	60,077
Total regulated operating expenses	96,802	92,807	907,416	798,454
Non-Regulated
Services	38,266	30,043	129,636	99,511
Gas marketing	131,403	76,726	462,348	265,394
Other	800	939	7,803	6,400
Total operating expenses	267,271	200,515	1,507,203	1,169,759
Operating Income (Loss)	(606)	(2,847)	89,829	80,561
Other Income and (Income Deductions) -- Net	(696)	179	1,606	3,635

Interest Charges:
Interest on long-term debt	5,642	6,174	22,835	22,010
Interest on long-term debt to unconsolidated affiliate trust	893	893	3,573	3,573
Other interest charges	970	582	4,141	3,231
Total interest charges	7,505	7,649	30,549	28,814
Income (Loss) Before Income Taxes	(8,807)	(10,317)	60,886	55,382
Income Tax Expense (Benefit)	(3,731)	(4,510)	20,761	19,264
Net Income (Loss)	(5,076)	(5,807)	40,125	36,118
Dividends on Redeemable Preferred Stock -- Laclede Gas	12	15	55	62
Net Income (Loss) Applicable to Common Stock	$ (5,088)	$ (5,822)	$ 40,070	$ 36,056

Average Number of Common Shares Outstanding	21,139	20,980	21,080	19,783
Basic Earnings (Loss) Per Share of Common Stock	$ (0.24)	$ (0.28)	$ 1.90	$ 1.82
Diluted Earnings (Loss) Per Share of Common Stock	$ (0.24)	$ (0.28)	$ 1.90	$ 1.82

Certain prior-period amounts have been reclassified to conform to current-year presentation.